State of Delaware

                        Office of the Secretary of State

                        --------------------------------


     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "ALBERTSON'S, INC.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF MAY, A.D. 1998, AT 2:45 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.











                                /SEAL/       /S/ Edward J. Freel
                                            -----------------------------------
                                            Edward J. Freel, Secretary of State

  0708424 8100                              AUTHENTICATION:          9104118

  981202515                                           DATE:          05-27-98

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                ALBERTSON'S, INC.


     THOMAS R. SALDIN,  Executive  Vice  President,  Administration  and General
Counsel, and KAYE L. O'RIORDAN, Vice President and Corporate Secretary, of Albertson's, Inc., a Delaware corporation, ("Corporation"), do hereby certify under the seal of said corporation as follows:

     1. That the Corporation was originally incorporated in Delaware on April 3, 1969 under the name A F S, I N C.

     2. That the original Certificate of Incorporation was restated on July 21, 1971 and again on June 2, 1980; that the Restated Certificate of Incorporation was amended on June 1, 1983; that the Restated Certificate of Incorporation was further restated on May 24, 1985, on May 28, 1987, on May 29, 1990 and on May 24, 1991 and that a Certificate of Designation, Preferences and Rights of Participating Preferred Stock was filed on December 13, 1996 as set forth on Exhibit A hereto.

     3. That the restatement of the Restated Certificate of Incorporation sets forth the Restated Certificate of Incorporation together with all amendments thereto integrates and does not further amend the Restated Certificate of Incorporation of Albertson's, Inc.

     4. That the restatement of the Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of Delaware.

     5. That the text of Restated Certificate of Incorporation of said Albertson's, Inc. is hereby restated to read in full as follows:

     FIRST: The name of the Corporation is ALBERTSON'S, INC.

     SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington 19801, County of New Castle. The name of its registered agent as such address is The Corporation Trust Company.

     THIRD: The purposes of the Corporation are:

     (1) To establish, conduct and operate food stores, drug stores, variety stores, department stores, restaurants, lunch counters and cafeterias.

     To establish, construct, buy or otherwise acquire, lease, equip, maintain, manage, operate, mortgage, sell or otherwise dispose of stores, shops, buildings, structures, works and other properties, and all facilities, equipment, and conveniences in connection therewith.

     To manufacture, buy, sell, import, export, and deal in goods, wares, merchandise, commodities, articles of trade and commerce, and personal property of every class and description.

     (2) To manufacture, design, construct, own, use, buy, sell, lease, hire and deal in and with articles and properties of all kinds and to render services of all kinds, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, or by any other law of Delaware or by this Restated Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

     FOURTH: The aggregate number of shares of stock of all classes which this Corporation has authority to issue is one billion two hundred and ten million (1,210,000,000) of which one billion two hundred million (1,200,000,000) shares shall be Common Stock with a par value of one dollar ($1.00) per share, and ten million (10,000,000) shares shall be Peferred Stock with a par value of one dollar ($1.00) per share.

     The   designations   and  powers,   preferences,   and   rights,   and  the
qualifications,   limitations  or  restrictions  of  each  class  of  stock  are respectively set forth in the following provisions:

     (1) Common Stock. Subject to all of the rights of the Preferred Stock and except as may be expressly provided with respect to the Preferred Stock herein, by law or by the Board of Directors pursuant to this Article FOURTH:

          (a) The Board of Directors is authorized, subject to the provisions of law, to provide by resolutions from time to time for issuance of the Common Stock.

          (b) Subject to the provisions of law, dividends may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

          (c) The Board of Directors of the Corporation is authorized to affect the elimination of shares of its Common Stock purchased or otherwise acquired by the Corporation from the authorized capital stock or number of shares of the Corporation in the manner provided for in the General Corporation Law of Delaware.

          (d) No holder of Common Stock shall have any pre-emptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of any class, whether now or hereafter authorized unless otherwise provided by resolution of the Board of Directors.

          (e) Subject to the provisions of law and the foregoing provisions of this Restated Certificate of Incorporation, the Corporation may issue shares of its Common Stock, from time to time, for such consideration (not less than the par value or stated value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion, subject as aforesaid. Shares so issued, for which the consideration has been paid or delivered to the Corporation, shall be deemed fully paid stock, and shall not be liable to any further call or assessments thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

          (f) In no event is the Corporation required to issue any fractional shares of Common Stock, such being subject to the determination of the Board of Directors.

     (2) Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series and, if and to the extent from time to time required by law, by filing a certificate pursuant to the General Corporation Law of Delaware (or such other similar law hereafter in effect), to establish or change the number of shares to be included in each such series and to fix the designation and relative powers, preferences and rights and the qualifications and limitations or restrictions thereof relating to the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (a) The distinctive serial designation of such series and the number of shares constituting such series, provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed ten million (10,000,000);

          (b) The annual dividend rate, if any, on shares of such series, whether dividends shall be cumulative and, if so, from which date or dates;

          (c) Whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (d) The obligation, if any, of the Corporation to retire shares of such series, whether pursuant to a sinking fund or otherwise;

          (e) Whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

          (f) Whether the shares of such series shall have voting rights in addition to any voting rights required by law and, if so, the terms of such voting rights;

          (g) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

          (h) Any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

     The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon, if any, shall cumulate, if cumulative. To the extent one or more directors may be elected by holders of Preferred Stock, the Provisions of Article FIFTH hereof shall apply solely with respect to those directors that may be elected by the holders of Common Stock.

     In accordance with this Section FOURTH, the Board of Directors of the Corporation has designated shares of Preferred Stock with the designation and relative powers, preferences and rights and the qualifications and limitations or restrictions set forth on Exhibit A hereto.

     (3) Amendment and Repeal. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of eighty percent (80%) or more of the voting power of the outstanding shares of the voting stock of the Corporation shall be required to amend, modify or repeal, or to adopt any provisions inconsistent with this Article FOURTH of this Restated Certificate of Incorporation; provided however, that this Article FOURTH may be amended, modified or repealed, and any such new provision may be added, upon the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of the voting stock of the Corporation, if such amendment, modification, repeal or addition shall first have been approved and recommended by a resolution adopted by an affirmative vote of at least three-fourths (3/4) of the members of the Board of Directors.

     FIFTH: Each holder of Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation.

     SIXTH: The Corporation shall have the power to create and issue rights, warrants or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights. In the absence of fraud, the judgment of the directors as to the adequacy of consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

     SEVENTH: The following shall apply with respect to indemnification of certain persons by the Corporation and with respect to elimination of certain liability of directors:

     (1) Indemnification of Certain Persons. The Corporation shall have power to indemnify any person, including present or former directors, officers, employees or agents of the Corporation or any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent permitted by the General Corporation Law of Delaware. Such right of indemnification shall be in addition to all other rights to which those indemnified may be entitled under any statue, by-law, agreement, vote of stockholders or otherwise.

     (2) Elimination of Certain Monetary Liabilities of Directors. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty by such director as a director, except for any matter in respect of which such director shall be liable under Section 174 of the Delaware General Corporation Law or any amendment thereto or successor provision thereof or shall be liable by reason that, in addition to any and all other requirements for such liability such director (i) shall have breached his or her duty of loyalty to the Corporation or its stockholders, (ii) in acting or in failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iii) shall have derived an improper personal benefit from the transaction in respect of which such breach of fiduciary duty occurred. Neither the amendment nor repeal of Section 2 of this Article SEVENTH shall eliminate or reduce the effect of Section 2 of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for Section 2 of this Article SEVENTH would accrue or arise, prior to such amendment or repeal.

     EIGHTH: For the management of the business, and for the conduct of the affairs of the Corporation, and for the further definition, limitation, and regulation of the powers of the Corporation and its directors and stockholders, it is further provided:

     (1) Size of Board. The number of directors shall be as specified in the By-Laws of the Corporation, except the number shall never be less than three, and such number of directors may from time to time be otherwise increased or decreased (subject to the foregoing) in such manner as prescribed by the By-Laws. Directors need not be stockholders. Election of directors shall not be by written ballot unless the By-Laws provide otherwise.

     (2) Powers of Board. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

          (a) To make, alter, amend, and repeal the By-Laws;

          (b) To authorize and issue, without stockholder consent, obligations of the Corporation, secured and unsecured, under such terms and conditions as the Board, in its sole discretion, may determine, and to pledge or mortgage, as security therefor, any real or personal property of the Corporation, including after-acquired property;

          (c) To establish bonus, profit-sharing, stock option or other types of incentive compensation plans for the employees, including officers and directors, of the Corporation, and to fix the amount of profits to be shared or distributed, and to determine the persons to participate in any such plans and the amount of their respective participations;

          (d) To designate, by resolution or resolutions passed by a majority of the whole Board of Directors, one or more committees, each consisting of two or more directors, which, to the extent permitted by law and authorized by the resolution or the By-Laws shall have and may exercise the powers of the Board of Directors;

          (e) To provide for the reasonable compensation of its own members and to fix the terms and conditions upon which such compensation will be paid;

          (f) In addition to the powers and authority hereinbefore, or by statute, expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject nevertheless, to the provisions of the laws of the State of Delaware, of this Restated Certificate of Incorporation, and as may be provided for from time to time by the By-Laws of the Corporation.

     NINTH: Subject to the laws of the State of Delaware, the stockholders and the directors shall have power to hold their meetings, and the directors will have the power to have an office or offices and to maintain books of the Corporation outside the State of Delaware, at such place or places as may from time to time be designated in the By-Laws or by appropriate resolution.

     TENTH: The By-Laws of the Corporation may be altered, amended, suspended or repealed, or new By-Laws may be adopted, (i) by resolution adopted by a majority of the full Board of Directors at a meeting thereof, (ii) by unanimous written consent of all the directors in lieu of a meeting, or (iii) by the affirmative vote, at any annual or special meeting of the stockholders, of the holders of at least a majority of the outstanding stock of the Corporation entitled to vote thereon, except that the affirmative vote of the holders of at least three-fourths (3/4) of the outstanding stock of the Corporation entitled to vote thereon shall be required for the stockholders to amend any of the provisions of
Article III (Directors) of the By-Laws. The By-Laws may contain any provision for the regulation and management of the affairs of the Corporation and rights or powers of its stockholders, directors, officers or employees not inconsistent with Delaware law or this Restated Certificate of Incorporation.

     ELEVENTH: In lieu of corporate action taken at a meeting of the stockholders, the written consent of the holders of stock having no less than the minimum percentage of the total vote that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may authorize such corporate action to be so taken.

     TWELTH: The affirmative vote of at least eighty percent (80%) of the voting power of the outstanding Voting Stock (as herein defined) shall be required for the adoption or authorization of any Business Combination (as herein defined), provided, that such eighty percent (80%) voting requirement shall not be applicable if all of the conditions specified in paragraph (2) of this Article TWELTH are met.

     (1) Definitions. The following definitions shall apply for purposes of this Article TWELTH:

          (a) "Person" shall mean any individual, firm, corporation or other entity.

          (b) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on May 24, 1985, provided, however, the term "registrant" as used in such definition of "Associate" shall mean the Corporation.

          (c) "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation, provided however, that for the purposes of the definition of "Interested Stockholder" set forth below, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          (d) "Voting Stock" shall mean capital stock of the Corporation entitled to vote generally in the election of directors.

          (e) A person shall be the "Beneficial Owner" with respect to any Voting Stock:

               /i/ which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

               /ii/ which such person or any of its Affiliates or Associates has
          (a) the right to acquire (whether such right is exercisable immediately or only after passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

               /iii/ which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          (f) "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

               /i/ is the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of the outstanding Voting Stock; or

               /ii/ is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding Voting Stock; or

               /iii/ is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933 or any successor securities law.

          (g) "Business Combination" shall mean any one or more of the following transactions:

               /i/ Any merger or consolidation of the Corporation or any Subsidiary with any Interested Stockholder or any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder.

               /ii/ Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more.

               /iii/ The issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or combination thereof) having an aggregate Fair Market Value of $1,000,000 or more.

               /iv/ The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder.

               /v/ Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transactions (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

          (h) "Continuing Director" shall mean any member of the Board of Directors of the Corporation who is not an Interested Stockholder to which this Article TWELTH is applicable and is not an Affiliate of such Interested Stockholder and was a member of the Board of Directors prior to May 24, 1985 or to the time that such Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is not an Affiliate of such Interested Stockholder and who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

          (i) "Fair Market Value" shall mean:

               /i/ in the case of stock, the highest closing sale price of a share of such stock during the thirty (30) day period immediately preceding  the  date  for  which  such  Fair  Market  Value  is  being determined on the principal United States securities exchange registered under the Securities Exchange Act of 1934 or successor law on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty (30) day period preceding the date for which such Fair Market Value is being determined on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the Fair Market Value of such stock as determined by the Board of Directors in good faith; and

               /ii/ in the case of property other than cash or stock, the Fair Market Value of such property determined by the Board of Directors in good faith for the date on which such Fair Market Value is being determined.

     (2) Exception to 80% Vote Requirement. The eighty percent (80%) vote required by this Article TWELTH for approval of certain Business Combinations shall not be applicable to a Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Restated Certificate of Incorporation, if:

          (a) Such Business Combination shall have been approved by a majority of the Continuing Directors, or

          (b) All of the following conditions shall have been met with respect to such Business Combination:

               /i/ The aggregate  amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following, adjusted to reflect subdivisions of stock and stock splits:

               A. The highest per share price (including brokerage commissions, transfer taxes and soliciting dealer's fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

               B. The Fair Market Value per share of Common Stock (1) on the Announcement Date, or (2) on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher; and

               C. The Fair Market Value per share of Common Stock determined pursuant to the immediately preceding subparagraph (B), multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealer's fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date, to the (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of Common Stock.

               /ii/ The consideration to be received by holders of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

               /iii/ After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
          Combination: (a) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision or split of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Continuing directors; and (b) such Interested Stockholder shall not have become the Beneficial Owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder, and except as necessary to reflect any subdivision or split of the Common Stock.

               /iv/ After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with a Business Combination or otherwise.

               /v/ A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act or Rules) shall be mailed to stockholders of the Corporation at least thirty
          (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     (3) Certain Determinations. The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article TWELTH, on the basis of information known to them after reasonable inquiry, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, and (iv) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

     (4) Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article TWELTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     (5) Amendment and Repeal. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of eighty percent (80%) or more of the voting power of the outstanding shares of the Voting Stock of the Corporation shall be required to amend, modify or repeal, or to adopt any provisions inconsistent with, this Article TWELTH of this Restated Certificate of Incorporation; provided however, that this Article TWELTH may be amended, modified or repealed, and any such new provision may be added, upon the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of the Voting Stock of the Corporation, if such amendment, modification, repeal or addition shall first have been approved and recommended by a resolution adopted by a majority vote of the Continuing Directors.

     THIRTEENTH: Notwithstanding any other provision of this Restated Certificate of Incorporation, no director of the Corporation may be removed from office as a director by a vote of the stockholders or by the Board of Directors prior to the expiration of such director's term of office except for cause, nor may the entire Board of Directors of the Corporation be removed by a vote of the stockholders except for cause. Cause shall mean (i) conviction of a crime involving moral turpitude, (ii) administrative agency determination of conduct involving moral turpitude, or (iii) with respect to removal by the directors, a determination, in good faith, by a majority of the quorum of the Board of Directors after a hearing before a quorum of the Board of Directors, of conduct involving moral turpitude materially adverse to the interests of the
Corporation; and with respect to removal by the stockholders, such a determination by a majority of a quorum of the stockholders eligible to vote after a hearing before a quorum of the stockholders.

     FOURTEENTH: The Corporation reserves the right to amend, alter, suspend or repeal any provision contained in this Restated Certificate of Incorporation from time to time in the manner now or hereafter prescribed by Delaware law, and all rights conferred upon the directors, officers and stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Restated Certificate of Incorporation or the By-Laws of this Corporation (and in addition to any other vote that may be required by law, this Restated Certificate of Incorporation or the By-Laws of this Corporation), the affirmative vote of the holders of three-fourths (3/4) of the outstanding stock of the Corporation entitled to vote in elections of directors shall be required to amend, alter, suspend or repeal Article TENTH, ELEVENTH, THIRTEENTH or FOURTEENTH of this Restated Certificate of Incorporation.

     In witness whereof, we have signed this certificate and caused the corporate seal of the corporation to be hereunto affixed this 26th day of May, 1998.


                                         /S/ Thomas R. Saldin
                                        ----------------------------------------
                                        THOMAS R. SALDIN
                                        Executive Vice President, Administration
                                        and General Counsel



Attest:

/S/ Kaye L. O'Riordan
--------------------------------
KAYE L. O'RIORDAN
Vice President and Corporate Secretary

State of Idaho             )
                           )  ss.
County of Ada              )

     Be it remembered that on this 26th day of May, 1998, personally came before me the undersigned notary public in and for the county and state aforesaid, THOMAS R. SALDIN, party to the foregoing certificate, known to me personally to be such, and duly acknowledged the said certificate to be his act and deed, and that the facts therein stated are true.

     Given under my hand and seal of office the day and year aforesaid.


                                          /S/ DeLayne Deck
                                         --------------------------------------
                                         Notary Public for the State of Idaho
                                         Residing at Boise, Idaho
                                         My commission expires: 08/23/02

                     CERTIFICATE OF DESIGNATION, PREFERENCES
                          AND RIGHTS OF SERIES A JUNIOR
                          PARTICIPATING PREFERRED STOCK
                                       OF
                                ALBERTSON'S INC.


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


     We, Gary G. Michael, Chairman of the Board, and Kaye L. O'Riordan, Secretary, of Albertson's, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the said Corporation, the said Board of Directors on December 2, 1996 adopted the following resolution creating a series of 3,000,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 3,000,000.

     Section 2. Dividends and Distributions.

     (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $25.00 and (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $1.00 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after December 2, 1996 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $25.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

     Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

     (A) Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation.

     (B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (C)(i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to or greater than six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

          (ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

          (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, an Executive Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

          (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this Paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

          (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

     (D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     Section 4. Certain Restrictions.

     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in
Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior
     Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

          (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $16,000.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preferred"). Following the payment of the full amount of the Series A Liquidation Preferred, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preferred by (ii) 100 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preferred and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

     (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preferred and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

     (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 8. No Redemption. No shares of Series A Junior Participating Preferred Stock shall be redeemable without the express consent of the record holder thereof.

     Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of such series shall provide otherwise.

     Section 10. Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, neither the Amended and Restated Certificate of Incorporation of the Corporation nor this Certificate of Designation shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

     Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.


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


     IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 9th day of December, 1996.


                                                 /S/ Gary G. Michael
                                                --------------------------------
                                                Gary G. Michael
                                                Chairman of the Board and
                                                Chief Executive Officer



Attest:



/S/ Kaye L. O'Riordan
---------------------------
Kaye L. O'Riordan
Secretary





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